UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 17, 2016

Group 1 Automotive, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-13461	76-0506313
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
800 Gessner, Suite 500
Houston, Texas 77024
(Address of principal executive offices) (Zip code)
(713) 647-5700
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

Effective June 17, 2016, Group 1 Automotive, Inc. (the "Company") entered into an amended and restated five-year revolving syndicated credit arrangement with 24 financial institutions, including 6 manufacturer-affiliated finance companies (the "Credit Facility"). The Credit Facility consists of two tranches: one for U.S. vehicle inventory floorplan financing (the "Floorplan Line") and another for working capital and general corporate purposes, including acquisitions (the "Acquisition Line"). The aggregate maximum borrowing commitment of the two tranches equals $1.8 billion. The Floorplan Line provides a maximum borrowing commitment of $1.75 billion, of which a maximum of $300.0 million can be re-designated as additional Acquisition Line borrowing commitment. As such, the Acquisition Line provides a maximum borrowing commitment of $350.0 million and a minimum borrowing commitment of $50.0 million. A maximum of $125.0 million of the Acquisition Line can be borrowed in either Euros or Pounds Sterling. The aggregate maximum borrowing commitment can be increased to a maximum of $2.1 billion, if one or more existing lenders agree to increase their commitments, or if the Administrative Agent approves the admission of one or more financial institutions as additional lenders. The Acquisition Line bears interest at LIBOR plus a margin that ranges from 150 to 250 basis points, depending on our leverage ratio. The Floorplan Line bears interest at rates equal to LIBOR plus 125 basis points for new vehicle inventory and LIBOR plus 150 basis points for used vehicle inventory.

All of our U.S. dealership-owning subsidiaries are co-borrowers under our Credit Facility and as such, they are liable on a joint and several basis for obligations under the Credit Facility, with certain exceptions. Our Credit Facility contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, create liens on assets, make investments and engage in mergers or consolidations. We are also required to comply with specified financial tests and ratios defined in the Credit Facility, such as the Fixed-Charge Coverage Ratio and the Total Adjusted Leverage Ratio, and a minimum net worth requirement, among others. The Credit Facility also contains typical Events of Default (as defined in the Credit Facility) for both the Floor Plan Line and the Acquisition Line, including change of control, non-payment of obligations and cross-defaults to certain of our other material indebtedness. Upon the occurrence of an Event of Default, we could be required to immediately repay all or certain portions of the amount outstanding under the Credit Facility.

Our obligations under the Credit Facility are secured by essentially all of our personal property (other than equity interests in dealership-owning subsidiaries) including all motor vehicle inventory and proceeds from the disposition of dealership-owning subsidiaries.

Our Ford and Lincoln dealerships will continue to obtain new vehicle floor plan financing from Ford Motor Credit Company. The description of the Credit Facility set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions of the Credit Facility, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.
Item 8.01     Other Events.

On June 17, 2016, the Company issued a press release announcing that it had completed a $1.8 billion five-year revolving syndicated credit facility that will expire in June 2021. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01    Financial Statements and Exhibits.

10.1        Tenth Amended and Restated Revolving Credit Agreement dated effective as of June 17, 2016.
99.1        Press Release of Group 1 Automotive, Inc. dated as of June 17, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Group 1 Automotive, Inc.

June 20, 2016	By:	/s/ John C. Rickel
Name: John C. Rickel
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Tenth Amended and Restated Revolving Credit Agreement dated effective as of June 17, 2016.

99.1	Press release of Group 1 Automotive, Inc. dated as of June 17, 2016.